Exhibit 99

MANNING & NAPIER, INC. REPORTS FIRST QUARTER EARNINGS RESULTS

FAIRPORT, NY, May 2, 2012 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2012 first quarter results for the period ended March 31, 2012.

Summary Highlights

•	Economic net income, a non-GAAP measure, of $24.8 million, or $0.28 per adjusted share

•	First quarter revenue increased 9% year-over-year and 6% sequentially to $85.0 million

•	Economic income, a non-GAAP measure, increased 8% to $40.1 million year-over-year

•	AUM at March 31, 2012 was $44.7 billion, an increase of $4.5 billion since December 31, 2011, including net client inflows of $0.3 billion for the three months ended March 31, 2012

•	Manning & Napier Group, LLC distributed $31.3 million in cash to its members for the quarter, resulting in a $0.16 per share first quarter dividend

•	Continued geographic expansion of our sales distribution in the Direct Channel and launched non-U.S. equity and income-oriented products for both institutional and high net worth investors

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “In our first full quarter as a publicly traded company we were able to increase revenue, improve economic income and return value to shareholders. The year-over-year and sequential revenue growth was due to strong performance in our international product offerings and an overall improving U.S. market. Overall, economic income again showed significant improvement and is a testament to the health of our business. We were able to generate these positive results while also returning value to shareholders. As we had promised, we recently announced a quarterly dividend of $0.16 per share in conjunction with a $31.3 million distribution.

Cunningham concluded, “As we look out to the remainder of 2012, our focus remains on providing clients with competitive investment performance, developing innovative products and offering solutions that meet their financial needs. We have a robust pipeline of new product offerings spread across domestic and international equities, fixed income, life cycle and multi-asset classes. We believe this robust product pipeline – along with our efforts to increase our direct sales force and geographic reach – will enable us to better serve our existing and potential new clients, increase our presence on distribution platforms and enhance value for our shareholders.

First Quarter 2012 Financial Review

Manning & Napier reported first quarter 2012 revenue of $85.0 million, an increase of 9% over revenue of $78.0 million reported in the first quarter of 2011, and an increase of 6% from revenue of $80.4 million reported in the fourth quarter of 2011. The changes in revenue were generally consistent with changes in average assets under management, which increased by 5% over the first quarter of 2011 and 6% over the fourth quarter of 2011. Revenue as a percentage of average AUM was 0.79% for first quarter 2012, consistent with the previous quarter and slightly higher from 0.76% for the first quarter 2011.

Operating expenses were $49.0 million, or $45.3 million excluding non-cash reorganization-related share-based compensation of $3.7 million. The $45.3 million represents a $4.5 million increase in expenses, compared with the first quarter of 2011, and a $4.8 million increase in expenses compared with the fourth quarter of 2011, excluding reorganization-related share-based compensation. Expenses increased in the first quarter compared with the 2011 first and fourth quarters due to higher compensation and sub-transfer agent and shareholder service costs as a result of increases in revenue and average AUM. The increased compensation as compared to the first quarter of 2011 was primarily attributable to an 18% increase in headcount, whereas the increased compensation as compared to the fourth quarter 2011 was attributable to both higher incentive compensation and increases in headcount.

Generally Accepted Accounting Principles (“GAAP”) based operating income was $36.0 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $39.7 million for the quarter, a $2.5 million increase over the first quarter of 2011 and a $0.1 million decrease from the fourth quarter of 2011. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 46.7% for the first quarter of 2012, compared with 47.7% for the first quarter of 2011 and 49.6% for the fourth quarter of 2011.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges and non-cash interest expense on shares subject to mandatory redemption, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported first quarter 2012 economic income of $40.1 million, compared with $37.2 million in the first quarter of 2011, and $40.0 million in the fourth quarter of 2011. Also for the first quarter of 2012, economic net income was $24.8 million, or $0.28 per adjusted share, compared with $23.0 million in the first quarter of 2011, and $24.7 million, or $0.27 per adjusted share in the fourth quarter of 2011.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the first quarter was $34.4 million, compared with net income of $23.7 million in the first quarter of 2011 and a net loss attributable to the controlling and noncontrolling interests of $179.7 million in the fourth quarter of 2011. The fourth quarter 2011 net loss was attributable to non-cash reorganization-related share-based compensation expense of $215.3 million and non-cash interest expense on shares subject to mandatory redemption of $3.1 million. GAAP net income attributable to the common shareholders for the first quarter of $2.9 million, or $0.21 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Assets Under Management

As of March 31, 2012, assets under management (“AUM”) were $44.7 billion, an increase of 11% from the $40.2 billion reported as of December 31, 2011 and an increase of 5% compared with $42.6 billion as of March 31, 2011. As of March 31, 2012, the composition of our AUM was 56% in separate accounts and 44% in mutual funds and collective investment trusts, which is generally consistent with the AUM composition as of March 31, 2011 and December 31, 2011.

Since December 31, 2011, AUM increased by $4.5 billion, including increases in separate account AUM of 10% and in mutual fund and collective investment trust AUM of 13%. Of the $4.5 billion increase in AUM from December 31, 2011 to March 31, 2012, 93%, or $4.2 billion, of the increase came from market appreciation during the period. The remaining 7% of the increase was driven by net new client flows of $0.3 billion, primarily attributable to $0.4 billion of net inflows from our mutual funds and collective investment trusts, offset by $0.1 billion of net client out flows from our separate accounts caused by withdrawals from existing client accounts. The annualized separate account cancellation rate was 4.4% during the three months ended March 31, 2012.

When compared to March 31, 2011, AUM increased by $2.1 billion from $42.6 billion, including an increase of $0.4 billion, or 2%, in separate account AUM and an increase of $1.7 billion, or 10%, in mutual fund and collective investment trust AUM.

Balance Sheet Review

As of March 31, 2012, cash and cash equivalents was $81.4 million, compared with $81.2 million as of December 31, 2011. The Company had no debt outstanding as of March 31, 2012.

Conference Call

Manning & Napier will host a conference call to discuss its first quarter earnings results on Thursday, May 3, 2012, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 73424266. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 10, 2012. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 73424266. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its combined consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Refer to schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of its business model. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP. Economic income excludes from income before provision for income taxes:

•

the non-cash interest expense associated with the liability for shares subject to mandatory redemption. Upon consummation of the initial public offering, such mandatory redemption obligation terminated and the Company no longer reflects in its financial statements non-cash interest expense or the liability related to such obligation; and

•

the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. In addition, upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their ownership interests upon the consummation of the offering, and 15% of their ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such new vesting terms will not result in dilution to the number of outstanding shares of the Company’s Class A common stock. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming that all outstanding units of Manning & Napier Group, LLC are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 489 employees as of March 31, 2012.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations Contact

Brian Schaffer

CJP Communications

212-279-3115 ext. 229

bschaffer@cjpcom.com

Public Relations Contact

Kristin Castner

Manning & Napier, Inc.

585-325-6880

kcastner@manning-napier.com

Manning & Napier, Inc.

Combined Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011		March 31, 2011
Revenues
Investment management services revenue	$85,014	$80,358		$78,040
Expenses
Compensation and related costs	27,732	235,113		22,894
Sub-transfer agent and shareholder service costs	12,674	12,255		11,695
Other operating costs	8,589	8,479		6,225

Total operating expenses	48,995	255,847		40,814

Operating income (loss)	36,019	(175,489)		37,226
Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	—	(3,111)		(13,288)
Other non-operating income	395	138		8

Total non-operating income (loss)	395	(2,973)		(13,280)

Income (loss) before provision for income taxes	36,414	(178,462)		23,946
Provision for income taxes	1,990	1,191		286

Net income (loss) attributable to the controlling and the noncontrolling interests	34,424	(179,653)		23,660
Less: net income (loss) attributable to the noncontrolling interests	31,521	(152,486)		23,660

Net income (loss) attributable to Manning & Napier, Inc.	$2,903	$(27,167)		$—

	Three Months Ended March 31, 2012	November 18, 2011 through December 31, 2011
Net income (loss) attributable to the controlling and the noncontrolling interests	$34,424	$(197,874)
Less: net income (loss) attributable to the noncontrolling interests	31,521	(170,707)

Net income (loss) attributable to Manning & Napier, Inc.	$2,903	$(27,167)

Net income per share available to Class A common stock
Basic	$0.21	$ ( 2.11	) (1)

Diluted	$0.21	$(2.11	) (1)

Weighted average shares of Class A comon stock outstanding
Basic	13,583,873	12,894,136	(2)

Diluted	13,583,873	12,894,136	(2)

(1)

The Company consummated its initial public offering on November 18, 2011. Since that date, the Company has consolidated the results of Manning & Napier Group, LLC due to the Company’s role as its managing member. Therefore, all income for the period prior to November 18, 2011 is entirely attributable to the noncontrolling interest which existed prior to the initial public offering. As a result, in the computation of GAAP earnings per share, only the net income attributable to the Company’s controlling interest from the period subsequent to the initial public offering is considered.

(2)

The computation of weighted average basic and diluted shares of Class A common stock outstanding considers the outstanding shares from the date of the initial public offering, November 18, 2011, through December 31, 2011.

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Reconciliation of non-GAAP financial measures:
Net income (loss) attributable to Manning & Napier, Inc.	$2,903	$(27,167)	$—
Plus: net (loss) income attributable to the noncontrolling interests	31,521	(152,486)	23,660

Net income (loss) attributable to the controlling and the noncontrolling interests	34,424	(179,653)	23,660
Provision for income taxes	1,990	1,191	286

Income (loss) before provision for income taxes	36,414	(178,462)	23,946
Interest expense on shares subject to mandatory redemption	—	3,111	13,288
Reorganization-related share-based compensation	3,709	215,324	—

Economic income	40,123	39,973	37,234
Adjusted income taxes	15,347	15,289	14,242

Economic net income	24,776	$24,684	$22,992

Reconciliation of non-GAAP per share financial measures:
Net income (loss) available to Class A common stock per basic share	$0.21	$(2.11)
Plus: net income (loss) attributable to the noncontrolling interests per basic share	2.32	(11.82)

Net income (loss) attributable to the controlling and the noncontrolling interests per basic share	2.53	(13.93)
Provision for income taxes per basic share	0.15	0.09

Income (loss) before provision for income taxes per basic share	2.68	(13.84)
Interest expense on shares subject to mandatory redemption per basic share	—	0.24
Reorganization-related share-based compensation per basic share	0.27	16.70

Economic income per basic share	2.95	3.10
Adjusted income taxes per basic share	1.13	1.19

Economic net income per basic share	1.82	1.91
Less: Impact of Manning & Napier Group, LLC units converted to publicly traded shares	(1.54)	(1.64)

Economic net income per adjusted share	$0.28	$0.27

Total basic shares of Class A common stock outstanding	13,583,873	13,583,873
Total units of Manning & Napier Group, LLC	76,400,000	76,400,000

Total adjusted Class A common stock outstanding	89,983,873	89,983,873

Manning & Napier, Inc.

Assets Under Management

(in millions)

	Vehicle			Portfolio
Assets Under Management	Separate accounts	Mutual funds and collective investment trusts	Total	Blended	Equity	Fixed Income	Total

As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1
Gross client inflows	879.2	1,853.1	2,732.3	1,031.3	1,613.6	87.4	2,732.3
Gross client outflows	(939.3)	(1,472.2)	(2,411.5)	(820.2)	(1,494.5)	(96.8)	(2,411.5)
Market appreciation (depreciation)	2,229.7	1,981.4	4,211.1	1,324.5	2,887.9	(1.3)	4,211.1

As of March 31, 2012	$24,827.7	$19,904.3	$44,732.0	$19,658.1	$23,819.0	$1,254.9	$44,732.0

As of September 30, 2011	$21,551.7	$17,217.1	$38,768.8	$17,183.1	$20,356.4	$1,229.3	$38,768.8
Gross client inflows	777.9	1,902.3	2,680.2	839.8	1,781.1	59.3	2,680.2
Gross client outflows	(897.6)	(2,283.4)	(3,181.0)	(830.9)	(2,297.9)	(52.2)	(3,181.0)
Market appreciation	1,226.1	706.0	1,932.1	930.5	972.4	29.2	1,932.1

As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1

As of December 31, 2010	$22,935.1	$15,906.6	$38,841.7	$17,280.5	$20,256.9	$1,304.3	$38,841.7
Gross client inflows	961.3	2,413.8	3,375.1	1,146.2	2,202.2	26.7	3,375.1
Gross client outflows	(497.7)	(841.4)	(1,339.1)	(674.1)	(594.9)	(70.1)	(1,339.1)
Market appreciation (depreciation)	985.4	701.0	1,686.4	667.8	1,007.1	11.5	1,686.4

As of March 31, 2011	$24,384.1	$18,180.0	$42,564.1	$18,420.4	$22,871.3	$1,272.4	$42,564.1

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